Exhibit 10.9

SANA BIOTECHNOLOGY, INC.

1616 Eastlake Avenue East, Suite 360

Seattle, Washington 98102

September 26, 2018

Nathan Hardy

123 7th Avenue

Kirkland, WA 98033

Re: Employment Terms

Dear Nate:

Sana Biotechnology, Inc. (the “Company”), is pleased to offer you fulltime employment in the exempt position of SVP, Chief Financial Officer, effective as of September 4, 2018 (the date you actually commence employment, your “Commencement Date”), in which you will be responsible for such duties as are normally associated with such position or as otherwise determined by the Chief Executive Officer of the Company. You will report to Steven Harr, the Chief Executive Officer of the Company, or such other individual as the Company may designate, and will be initially headquartered in our Seattle offices, or such other location as the Company may designate, except for such travel as may be necessary to fulfill your responsibilities. In the course of your employment with Company, you will be subject to and required to comply with all company policies, and applicable laws and regulations.

You will be paid a base salary at the monthly rate of $28,333.33 (subject to required tax withholding and other authorized deductions), equivalent to $340,000.00 on an annualized basis. Your base salary will be payable in accordance with the Company’s standard payroll policies and subject to adjustment pursuant to the Company’s policies as in effect from time to time.

In addition to your base salary, you will be eligible for an annual cash bonus, at the discretion of the Board of Directors of the Company (the “Board”). Your target annual bonus shall be 35% of your base salary, but the actual amount of your annual bonus may be more or less (and may equal zero). Any annual bonus awarded to you shall be paid within two and a half months following the year to which the annual bonus relates and will be contingent upon your continued employment through the applicable payment date. You hereby acknowledge and agree that nothing contained herein confers upon you any right to an annual bonus in any year, and that whether the Company pays you an annual bonus and the amount of any such annual bonus will be determined by the Company in its sole discretion.

In contemplation of you entering into this offer letter, on August 30, 2018 and September 24, 2018, the Company issued you 1,950,000 shares (on a post-split basis) and 95,000 shares, respectively, of the Company’s common stock (the “Restricted Shares”), all of which are subject to a risk of forfeiture in the event you terminate employment with the Company. The Restricted Shares will vest, and the risk of forfeiture thereon lapse, in respect of 25% of the total number of Restricted Shares on the first anniversary of July 23, 2018 and l/48th of the total number of Restricted Shares will vest, and the risk of forfeiture thereon lapse, on each monthly anniversary thereafter, in each case, subject to your continued employment through the vesting date. The Restricted Shares remain subject to the restricted stock agreement entered into between you and the Company.

You will be eligible to receive future stock options and other equity awards in the discretion of the Board.

Hardy

You will be eligible to participate in all of the employee benefits and benefit plans that the Company generally makes available to its regular fulltime employees. You will be eligible for paid time off, vacation and/or paid sick leave in accordance with applicable law and Company policy.

The Company requires that, as a full-time employee, you devote your full business time, attention, skill, and efforts to the tasks and duties of your position as assigned by the Company. If you wish to request consent to provide services (for any or no form of compensation) to any other person or business entity while employed by the Company, please discuss that with me in advance of accepting another position.

As a condition of employment, you will be required (1) to sign and comply with an At- Will Employment Agreement, a copy of which is attached hereto as Exhibit A, which, among other things, prohibits unauthorized use or disclosure of Company proprietary information; (2) to sign and return a satisfactory I-9 Immigration form attached hereto as Exhibit B and provide sufficient documentation establishing your employment eligibility in the United States of America (enclosed is a list of acceptable INS Form I-9 documentation); and (3) to provide satisfactory proof of your identity as required by U.S. law.

By signing below, you represent that your performance of services to the Company will not violate any duty which you may have to any other person or entity (such as a present or former employer), including obligations concerning providing services (whether or not competitive) to others, confidentiality of proprietary information and assignment of inventions, ideas, patents or copyrights, and you agree that you will not do anything in the performance of services hereunder that would violate any such duty.

Notwithstanding any of the above, your employment with the Company is “at will.” This means that it is not for any specified period of time and can be terminated by you or by the Company at any time, with or without advance notice, and for any or no particular reason or cause. It also means that your job duties, title and responsibility and reporting level, work schedule, compensation and benefits, as well as the Company’s personnel policies and procedures, may be changed with prospective effect, with or without notice, at any time in the sole discretion of the Company.

Without limiting the foregoing, if at any time other than during a Change in Control Period (as defined below) your employment with the Company is terminated by the Company without Cause (other than due to your death or disability) or you resign for Good Reason (each, as defined herein) and you deliver to the Company a general release of all claims against the Company and its affiliates in a form reasonably acceptable to the Company (a “Release”) that becomes effective and irrevocable within 60 days following such termination of employment, then you shall be entitled to receive (i) continuing payments of severance pay (less applicable withholding taxes) for a period of nine (9) months to be paid periodically in accordance with the Company’s normal payroll policies at a rate equal to the sum of your monthly base salary rate and one-twelfth of your target annual bonus, in each case as in effect immediately prior to your termination (but without taking into account any reduction of your base salary or target annual bonus in breach of this letter), less applicable withholdings, with such installments to commence on the first payroll date following the date the Release becomes effective and irrevocable, with the first installment to include any amount that would have been paid had the Release been effective and irrevocable on your termination date and (ii) direct payment or reimbursement for premiums for continued health, vision and dental benefit coverage through COBRA for you, your spouse and dependents at the same level of coverage as in effect for you on the day immediately preceding the day of termination of employment for a period ending on the earlier of (a) nine (9) months after the date of termination of employment and (b) the date you are eligible to receive health, vision and dental benefits through a new employer. In addition, concurrent with the termination of your employment with the Company, you may (at the Company’s sole discretion) be provided the opportunity to enter into a consulting agreement (the “Consulting Agreement”) with the Company with a nine (9) month term (the “Consulting Term,” and the last day of the Consulting Term, the “Final Consulting Date”), which

Hardy

would: (x) provide for annual consulting fees equal to your annual salary as in effect on the date of your termination of your employment, (y) require that you provide, or be available to provide, services to the Company in your areas of expertise on an exclusive basis within the Company’s industry during the Consulting Term, and (z) provide that the vesting of each equity award held by you will be accelerated in respect of that number of shares of Company common stock that would have vested had you remained employed for the nine (9) months immediately following your termination date and (iv) each stock option held by you that is vested on your termination date (after giving effect to any accelerated vesting provided in connection with your termination of employment) will remain exercisable until the earlier of 90 days after the Final Consulting Date or the original expiration date thereof. All other terms and conditions of the Consulting Agreement will be mutually agreed between you and the Company.

Further notwithstanding the foregoing, if at any time during a Change in Control Period your employment with the Company is terminated by the Company without Cause (other than due to your death or disability) or you resign for Good Reason and you deliver to the Company a Release that becomes effective and irrevocable within 60 days following such termination of employment, then, in lieu of the benefits provided in the preceding paragraph, you shall be entitled to receive (i) your base salary at the rate in effect immediately prior to your date of termination during the period of time commencing on the termination date and ending on the twelve (12) months anniversary of your date of termination plus your target annual bonus, paid in a single cash lump sum, less applicable withholdings, on the first payroll date following the date the Release becomes effective and irrevocable, with the first installment to include any amount that would have been paid had the Release been effective and irrevocable on your termination date, (ii) direct payment or reimbursement for up to twelve (12) months of premiums for continued health, vision and dental benefit coverage through COBRA for you, your spouse and dependents at the same level of coverage as in effect for you on the day immediately preceding the day of termination of employment for a period ending on the earlier of (a) twelve (12) months after the date of termination of employment and (b) the date you are eligible to receive health, vision and dental benefits through a new employer, (iii) the vesting of each equity award held by you will be accelerated in respect of all of the shares of Company common stock subject thereto and (iv) each stock option held by you that is vested on your termination date (after giving effect to any accelerated vesting provided in connection with your termination of employment) will remain exercisable until the earlier of the 90 days after your termination date or the original expiration date thereof.

For purposes of this offer letter, the term “Cause” means: (i) a willful act of dishonesty made by you in connection with your responsibilities as an employee; (ii) your conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or a material violation of federal or state law by you, any of which that the Board reasonably determines in good faith has had or will have a material detrimental effect on the Company’s reputation or business; (iii) your willful and material unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with the Company; (iv) your willful material breach of any obligations under any written agreement or covenant with the Company; or (v) your continued substantial failure to perform your employment duties (other than as a result of your physical or mental incapacity). No termination for Cause under (iv) or (v) shall be effectuated until after you have received a written demand of performance from the CEO that specifically sets forth the factual basis for the CEO’s determination that you have not substantially performed your duties and have failed to cure such non-performance to the CEO’s reasonable satisfaction within thirty (30) business days after receiving such notice. For purposes of this definition, no act or failure to act shall be considered willful unless it is done in bad faith and without reasonable intent that the act or failure to act was in the best interest of the Company. Any act, or failure to act, based upon authority or instructions given to you pursuant to a resolution duly adopted by the Board or based on the advice of counsel for the Company will be conclusively presumed to be done or omitted to be done by you in good faith and in the best interest of the Company.

Hardy

For purposes of this offer letter, the term “Good Reason” means your resignation within 30 days following expiration of any Cure Period (as defined below) following the occurrence of one or more of the following, without your written consent: (i) a material reduction in your base salary or target annual bonus; (ii) a material diminution of your title, duties, responsibilities or reporting lines; or (iii) a change in the location of your employment of more than 50 miles. No event will be considered Good Reason unless (a) you have given written notice to the Company of your intention to terminate your employment for Good Reason, describing the grounds for such action, no later than 90 days after the first occurrence of such circumstances, (b) you have provided the Company with at least 30 days in which to cure the circumstances (the “Cure Period”), and (c) if the Company is not successful in curing the circumstance, you end your employment within thirty days after the end of the Cure Period.

For purposes of this offer letter, the term “Change in Control” shall have the meaning ascribed such term in the Company’s 2018 Equity Incentive Plan, provided, that such event constitutes a “change in control event” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

For purposes of this offer letter, the term “Change in Control Period” shall mean the period commencing three (3) months prior to a Change in Control and ending twelve (12) months after the Change in Control.

No amount deemed deferred compensation subject to Section 409A of the Code shall be payable pursuant to this offer letter unless your termination of employment constitutes a “separation from service” with the Company within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the Department of Treasury regulations and other guidance promulgated thereunder. For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), your right to receive any installment payments under this offer letter shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment. To the extent that any reimbursements payable pursuant to this offer letter are subject to the provisions of Section 409A of the Code, any such reimbursements payable to you pursuant to this offer letter shall be paid to you no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and your right to reimbursement under this offer letter will not be subject to liquidation or exchange for another benefit.

You are not required to seek other employment or otherwise mitigate the value of any severance benefits contemplated by this offer letter, nor will any such benefits be reduced by any earnings or benefits that you may receive from any other source, except as otherwise expressly set forth above with respect to continued group life, health, vision and dental benefits.

In addition to any indemnification provided by the Company’s organizational documents, the Company will enter into an indemnification agreement with you as an officer in the form used for other officers.

If you accept this offer, this letter and the At-Will Employment Agreement shall constitute the complete agreement between you and Company with respect to the terms and conditions of your employment. Any prior or contemporaneous representations (whether oral or written) not contained in this letter or the At-Will Employment Agreement or contrary to those contained in this letter or the At-Will Employment Agreement, that may have been made to you are expressly cancelled and superseded by this offer.

This offer letter shall be interpreted and construed in accordance with the laws of the State of Washington without regard to any conflicts of laws principles. While other terms and conditions of your employment may change in the future, the at-will nature of your employment may not be changed, except in a subsequent letter or written agreement, signed by you and the Chief Executive Officer of the Company.

(Signature Page Follows)

Please sign and date this letter and the At-Will Employment Agreement, and return it to me by email at Robin.Andrulevich@sana.com by September 28, 2018 if you wish to accept employment at the Company under the terms described above, after which time this offer of employment will expire. If you accept our offer, we would like you to commence your employment with us as soon as practicable.

If you have any questions, regarding this letter or employment with the Company, please feel free to contact me by phone at 206-898-3871 or by email at robin.andrulevich@sana.com. We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

SANA BIOTECHNOLOGY, INC.

By:	/s/ Robin Andrulevich
Name:	Robin Andrulevich
Title:	Chief People Officer

Accepted by:

s/ Nathan Hardy
Nathan Hardy

September 27, 2018
Date

SANA BIOTECHNOLOGY, INC.

AT-WILL EMPLOYEE AGREEMENT

As a condition of my employment with Sana Biotechnology, Inc. (the “Company”), and in consideration of my employment with the Company and my receipt of the compensation paid to me by the Company now and in the future, I agree to the following:

1. AT-WILL EMPLOYMENT

MY EMPLOYMENT WITH THE COMPANY IS FOR AN UNSPECIFIED DURATION AND CONSTITUTES “AT-WILL” EMPLOYMENT. ANY REPRESENTATION TO THE CONTRARY IS UNAUTHORIZED AND NOT VALID UNLESS OBTAINED IN WRITING AND SIGNED BY THE PRESIDENT OR CEO OF COMPANY. THIS EMPLOYMENT RELATIONSHIP MAY BE TERMINATED AT ANY TIME, WITH OR WITHOUT GOOD CAUSE OR FOR ANY OR NO CAUSE, AT EITHER MY OPTION OR THE COMPANY’S OPTION, WITH OR WITHOUT NOTICE. THE AT-WILL NATURE OF MY EMPLOYMENT ALSO MEANS THAT I CAN BE TRANSFERRED OR DEMOTED, AND MY JOB TITLE, COMPENSATION, BENEFITS AND OTHER TERMS AND CONDITIONS OF EMPLOYMENT CAN BE REDUCED, WITHOUT CAUSE. NOTHING IN AN EMPLOYEE HANDBOOK OR OTHER POLICY OF THE COMPANY WILL BE CONSTRUED AS CHANGING MY AT-WILL EMPLOYMENT STATUS. THE COMPANY MAY MODIFY JOB TITLES, SALARIES, AND BENEFITS FROM TIME TO TIME AS IT DEEMS NECESSARY.

2. CONFIDENTIAL INFORMATION

2.1 Definition. “Confidential Information” means any non-public information that relates to the actual or anticipated business, research, or development of the Company and any proprietary information, technical data, trade secrets, and know-how of the Company, disclosed to me by the Company, directly or indirectly, in writing, orally, or by inspection or observation of tangible items. Confidential Information includes both Information disclosed by the Company to me, and information developed or learned by me during the course of my employment with the Company. Confidential Information includes, but is not limited to, Company research, product plans, products, services, customers, customer lists, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, and other business information. Confidential Information will not include any information that (a) was publicly known and made generally available in the public domain prior to the time the Company disclosed the information to me, (b) became publicly known and made generally available, after disclosure to me by the Company, through no wrongful action or inaction by me or by others who were under confidentiality obligations, or (c) was in my rightful possession, without confidentiality restrictions, at the time of disclosure by the Company, as shown by my files and records.

2.2 Use and Non-Use. At all times during the term of my employment and after my employment ends, I will hold all Confidential Information in strictest confidence and not use it for any purpose except for the benefit of the Company to fulfill my employment obligations. I will not disclose Confidential Information to any third party without the prior written authorization of the president, CEO, or the Board of Directors of the Company. Confidential Information will remain the sole property of the Company. I will take all reasonable precautions to prevent any unauthorized use or disclosure of the Confidential Information. Prior to disclosure when compelled by applicable law, I will provide written notice to the president, CEO, and general counsel of the Company, as applicable. I understand that my unauthorized use or disclosure of Confidential Information during my employment will lead to disciplinary action, up to and including immediate termination and legal action by the Company. I understand that my obligations under this Section 2.2 will continue after termination of my employment.

If I become compelled by law, regulation (including without limitation the rules of any applicable securities exchange), court order, or other governmental authority to disclose the Confidential Information, I shall, to the extent possible and permissible under applicable law, first give the Company prompt notice. I agree to cooperate reasonably with the Company in any proceeding to obtain a protective order or other remedy. If such protective order or other remedy is not obtained, I shall only disclose that portion of such Confidential Information required to be disclosed, in the opinion of my legal counsel. I shall request that confidential treatment be accorded such Confidential Information, where available. Compulsory disclosures made pursuant to this section shall not relieve me of my obligations of confidentiality and non-use with respect to non-compulsory disclosures. I understand that nothing herein is intended to or shall prevent me from communicating directly with, cooperating with, or providing information to, any federal, state or local government regulator, including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice. I shall promptly notify my supervisor or any officer of the Company if I learn of any possible unauthorized use or disclosure of Confidential Information and shall cooperate fully with the Company to enforce its rights in such information.

2.3 Former Employer Confidential Information. I will not, during my employment with the Company, improperly use, disclose, or induce the Company to use any proprietary information or trade secrets of any former or concurrent employer or other person or entity with which I have an obligation to keep information in confidence. Furthermore, I will not bring onto the premises of the Company or transfer onto the Company’s technology systems any unpublished document or proprietary information belonging to any third party unless consented to in writing by both the Company and such third party.

2.4 Third Party Information. I recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of this information and to use it only for certain limited purposes. I will hold all of this confidential or proprietary information in the strictest confidence and not disclose it to any third party or use it except as necessary in carrying out my work for the Company consistent with the Company’s agreements with these third parties. I understand that my unauthorized use or disclosure of third parties’ confidential or proprietary information during my employment will lead to disciplinary action, up to and including immediate termination and legal action by the Company.

2.5 Defend Trade Secrets Act Notice of Immunity Rights. I acknowledge that the Company has provided me with the following notice of immunity rights in compliance with the requirements of the Defend Trade Secrets Act: (a) I shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of Confidential Information that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, (b) I shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of Confidential Information that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (c) if I file a lawsuit for retaliation by the Company for reporting a suspected violation of law, I may disclose the Confidential Information to my attorney and use the Confidential Information in the court proceeding, if I file any document containing the Confidential Information under seal, and do not disclose the Confidential Information, except pursuant to court order.

3. INVENTIONS

3.1 Inventions Defined. “Inventions” means inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, know-how, trademarks, and trade secrets, whether or not patentable or registrable under copyright or similar laws, that I may solely or jointly author, conceive, develop, or reduce to practice.

3.2 Assignment of Inventions and Works Made for Hire. I will promptly make a full written disclosure to the Company of any and all Inventions that I create within the scope of and during the period of my employment with the Company (including without limitation during my off-duty hours) (“Company Inventions”). I will hold in trust for the sole right and benefit of the Company, and I hereby assign to the Company or its designee, all of my right, title, and interest (including without limitation all related intellectual property rights and the right to sue and collect payment for past, present, and future infringement) in, all Company Inventions. In addition, all original works of authorship that are made by me (solely or jointly with others) within the scope of and during the period of my employment with the Company (including without limitation during my off-duty hours) and that are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act, and in accordance, the Company will be considered the author of these works.

3.3 Exception to Assignments. The obligations to assign Inventions set forth in Section 3.2 apply with respect to all Company Inventions (a) whether or not such Company Inventions are conceived, made, developed or worked on by me during my regular hours of employment with the Company, (b) whether or not the Company Invention was made at the suggestion of the Company, (c) whether or not the Invention was reduced to drawings, written description, documentation, models or other tangible form, and (d) whether or not the Company Invention is related to the general line of business engaged in by the Company; but do not apply to Inventions that (i) I develop entirely on my own time or after the date of this Agreement without using the Company’s equipment, supplies, facilities or Confidential Information, (ii) do not relate to the Company’s business, or actual or demonstrably anticipated research or development of the Company at the time of conception or reduction to practice of the Invention, and (iii) do not result from and are not related to any work performed by me for the Company.

I hereby acknowledge and agree that the Company has notified me that, if I reside in the state of Washington, assignments provided for in Section 3.2 do not apply to any Invention that qualifies fully for exemption from assignment under the provisions of the Revised Code of Washington Section 49.44.140. (“RCW 49.44.140”), a copy of which is attached as Exhibit D of this Agreement. I further understand that, to the extent this Agreement shall be construed in accordance with the laws of any State that precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, Section 3.2 shall be interpreted not to apply to any Invention that a court rules and/or the Company agrees falls within such classes.

At the Company’s request, I will promptly disclose to the Company all Inventions made during and after my employment to determine the status of the Company Invention under Sections 3.2 and 3.3. The Company may disclose such Company Inventions to the department of employment security. If applicable, at the time of disclosure of an Invention that I believe qualifies under Section 2870, RCW 49.44.140, or any similar law, I shall provide to the Company, in writing, evidence to substantiate the belief that such Invention qualifies under such law.

3.4 Inventions Retained and Licensed. I have attached to this Agreement, as Exhibit A, a list describing all Inventions that were made by me prior to my employment with the Company, that relate to the Company’s proposed business, products, or research and development, and that are not assigned to the Company under this Agreement (collectively, “Prior Inventions”). If no list is attached or if no Prior Inventions are listed on Exhibit A, I represent that there are no Prior Inventions. Furthermore, I represent and warrant that the inclusion of any Prior Inventions from Exhibit A of this Agreement will not materially affect my ability to perform all obligations under this Agreement. If, in the course of my employment with the Company, I incorporate into a Company product, process, or machine an Invention owned by me or in which I have an interest, then I hereby grant to the Company a nonexclusive, royalty-free, irrevocable, perpetual, transferrable, worldwide license (with right to sublicense through multiple tiers) to make, have made, modify, use, import, offer for sale, sell, reproduce, distribute, modify, adapt, prepare derivative works of, display, perform, and otherwise exploit the Invention without restriction of any kind.

3.5 Third Party Inventions. I will not incorporate any original work of authorship, development, concept, improvement, or trade secret owned, in whole or in part, by any third party, into any Company Invention without the Company’s prior written permission.

3.6 Moral Rights. Any assignment to the Company of Company Inventions includes without limitation all rights of attribution, paternity, integrity, modification, disclosure, and withdrawal and any other rights throughout the world that may be known as or referred to as “moral rights,” artist’s rights,” or the like (collectively, “Moral Rights”). To the extent that Moral Rights cannot be assigned under applicable law, I hereby waive and agree not to enforce any and all Moral Rights, including without limitation any limitation on subsequent modification, to the extent permitted under applicable law.

3.7 Marketing of Company Inventions. The decision whether or not to commercialize or market any Company Invention developed by me solely or jointly with others is within the Company’s sole discretion and for the Company’s sole benefit. Neither the Company nor any other entity will be required to pay me a royalty as a result of the Company’s efforts to commercialize or market any Company Invention.

3.8 Inventions Assigned to the United States. I will assign to the United States government all of my right, title, and interest in and to all Company Inventions whenever the full title is required to be assigned to the United States government by a contract between the Company and the United States government or any of its agencies.

3.9 Maintenance of Records. I will keep and maintain adequate and current written records of all Company Inventions. These records will be in the form of notes, sketches, drawings, electronic files, laboratory notebooks, and any other format that may be specified by the Company. At all times, the records will be available to the Company, and remain the sole property of the Company.

3.10 Further Assurances. I will assist the Company or its designee, at the Company’s expense, in every proper way to secure and protect the Company’s rights in Company Inventions and any related copyrights, patents, mask work rights, or other intellectual property rights in any and all countries. I will disclose to the Company all pertinent information and data. I will execute all applications, specifications, oaths, assignments, and all other instruments that the Company deems necessary in order to apply for and obtain these rights and in order to deliver, assign, and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title, and interest in and to Company Inventions, and any related copyrights, patents, mask work rights, or other intellectual property rights. I will testify in a suit or other proceeding relating to such Company Inventions and any rights relating thereto. My obligation to execute or cause to be executed, when it is in my power to do so, any instrument or papers will continue after the termination of this Agreement. If the Company is unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Company Inventions assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact. Accordingly, the Company may act for and in my behalf to execute and file any applications and to do all other lawfully permitted acts to further the prosecution and issuance of patent or copyright registrations with the same legal force and effect as if executed by me.

4. NO CONFLICTING OBLIGATIONS

4.1 Current Obligations. During the term of my employment with the Company, I will not engage in any other employment, occupation, consulting, or other business activity directly relating to the business in which the Company is now involved, becomes involved, or has plans to become involved during the term of my employment. I will also not engage in any other activities that conflict with my obligations to the Company.

4.2 Prior Relationships. Without limiting Section 4.1, I represent that I have no other agreements, relationships or commitments to any other person or entity that conflict with my obligations to the Company under this Agreement or my ability to become employed and perform the services for which I am being hired by the Company. If I have signed a confidentiality agreement or similar type of agreement with any former employer or other entity, I will comply with the terms of any such agreement to the extent that its terms are lawful under applicable law. I represent and warrant that after undertaking a careful search (including without limitation searches of my computers, cell phones, electronic devices and documents), I have returned all property and confidential information belonging to all prior employers (or other third parties I have performed services for in accordance with the terms of my applicable agreement). Moreover, if the Company or any of its employees or agents is sued based on any obligation or agreement to which I am a party or am bound, I will indemnify the Company and its employees and agents for all verdicts, judgments, settlements, and other losses that result from any breach of my obligations under this Agreement, as well as any reasonable attorneys’ fees and costs if the plaintiff is the prevailing party in such an action.

5. COMPLIANCE WITH COMPANY POLICIES AND USE OF COMPANY EQUIPMENT AND FACILITIES

I will comply with all Company policies, including but not limited to policies relating to the use of the Internet and the use of Company equipment and facilities. I will not use Company equipment or facilities for any purpose except to fulfill my employment obligations for the benefit of the Company. I will follow all laws and regulations applicable to the use of Company equipment and facilities and access to or use of others’ computer or communication systems. I acknowledge that the Company will maintain sole ownership of all equipment and any data stored on the equipment. I understand and consent that the Company reserves the right to view and disclose without prior notice, for any purpose, any data stored on Company equipment or passing through the Company’s network, including but not limited to electronic mail and data downloaded from the Internet. I understand that I am not permitted to add any unlicensed, unauthorized or non-compliant applications to the Company’s technology systems and that I shall refrain from copying unlicensed software onto the Company’s technology systems or using non-licensed software or web sites.

I acknowledge that I have no expectation of privacy either in information in transit through the Company network or stored on Company equipment, including without limitation computer, email, handheld device, telephone, or voicemail. All information, data, and messages created, received, sent, or stored in these systems are, at all times, the property of the Company. As such, the Company has the right to audit and search all such items and systems, without further notice to me, to ensure that the Company is licensed to use the software on the Company’s devices in compliance with the Company’s software licensing policies, to ensure compliance with the Company’s policies, and for any other business-related purposes in the Company’s sole discretion. I am aware that Company has or may acquire software and systems that are capable of monitoring and recording all network traffic to and from any computer I may use. The Company reserves the right to access, review, copy, and delete any of the information, data, or messages accessed through these systems with or without notice to me. This includes, but is not limited to, all e-mail messages, website visits, internet usage, chat sessions, and all file transfers into and out of the Company’s internal networks. The Company may review internet and technology systems activity and analyze usage patterns, and may choose to publicize this data to assure that technology systems are devoted to legitimate business purposes.

6. RETURNING COMPANY MATERIALS

Upon leaving the employ of the Company, or upon Company’s request during my employment, I will deliver to the Company (and will not keep in my possession, recreate, or deliver to anyone else) any and all Confidential Information, devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings blueprints, sketches, materials, equipment, Company credit cards, electronically-stored information and passwords to access such property, and other documents or property, or reproductions of these items developed by me pursuant to my employment with the Company or otherwise belonging to the Company, its successors, or assigns. In addition, I will deliver those records maintained pursuant to Section 3.9 to the Company. Notwithstanding the foregoing, I may retain a copy of my Outlook Contacts or comparable contacts database and any documents of a personal nature, including without limitation diaries, calendars and personal documents relating to my employment, compensation, taxes or expenses. I consent to an exit interview to confirm my compliance with this Section 6.

7. NOTIFICATION TO NEW EMPLOYER

If my employment with the Company ends for any reason or no reason, the Company may notify my new employer about my rights and obligations under this Agreement.

8. CONFLICT OF INTEREST GUIDELINES

I will diligently adhere to the “Conflict of Interest Guidelines.” A copy of the Company’s current Conflict of Interest Guidelines is attached to this Agreement as Exhibit B, but I understand that the Conflict of Interest Guidelines may be revised from time to time during my employment.

9. TERMINATION CERTIFICATION

If my employment with the Company ends for any reason or no reason, I will sign and deliver to the Company the “Termination Certification” attached to this Agreement as Exhibit C. I will keep the Company advised of my home and business address for three years after termination of my employment with the Company so that the Company can contact me regarding my continuing obligations under this Agreement.

10. NON-COMPETITION

10.1 Non-Competition. In order to protect Confidential Information, I will not, during the period of my employment with the Company, and, to the extent permitted under applicable law, for a period of 12 months thereafter, whether my termination is with or without good cause or for any or no cause, and whether my termination is effected by either the Company or me, directly or indirectly, for myself or any third party other than the Company:

(a) provide services of any kind for any business (within the Geographic Area, as defined below) in connection with the development, manufacture, marketing, or sale of any product or service that I worked on in any capacity or in connection with which I had access to Confidential Information at any time during my employment with the Company, if the business’s product or service (i) competes with any product or service sold or provided by the Company, (ii) competes with any product or service intended to be sold or provided by the Company at the time of the termination of my employment with the Company, or (iii) competed with any product or service sold or provided by the Company at any time during my employment with the Company;

(b) solicit sales from any of the Company’s customers for any product or service that (i) competes with any product or service sold or provided by the Company, (ii) competes with any product or service intended to be sold or provided by the Company at the time of the termination of my employment with the Company, or (iii) competed with any product or service sold or provided by the Company at any time during my employment with the Company;

(c) entice any vendor, consultant, collaborator, agent, or contractor of the Company to cease its business relationship with the Company or engage in any activity that would cause them to cease their business relationship with the Company; or

(d) solicit, induce, recruit, or encourage any of the Company’s employees to leave their employment, or attempt to solicit, induce, recruit, encourage, or take away Company employees.

10.2 Geographic Area Definition. “Geographic Area” means anywhere in the world where the Company conducts business.

10.3 Severability. The covenants contained in this Section 10 will be construed as a series of separate covenants, one for each country, city, state, or similar subdivision in any Geographic Area. If, in any judicial proceeding, a court refuses to enforce any of these separate covenants (or any part of a covenant), then the unenforceable covenant (or part) will be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions) to be enforced. In the event that the provisions of this section are deemed to exceed the time, geographic, or scope limitations permitted by law, then the provisions will be reformed to the maximum time, geographic, or scope limitations permitted by law.

10.4 Reasonableness. The nature of the Company’s business is such that if I were to become employed by, or substantially involved in, the business of a competitor to the Company, it would be difficult not to rely on or use Confidential Information. Therefore, I enter into this Agreement to reduce the likelihood of disclosure of Confidential Information. I acknowledge that the limitations of time, geography, and scope of activity agreed to above are reasonable because, among other things, (a) the Company is engaged in a highly competitive industry, (b) I will have access to Confidential Information, including but not limited to the Company’s trade secrets, know-how, plans, and strategy (and in particular, the competitive strategy of the Company), (c) in the event my employment with the Company ends, I will be able to obtain suitable and satisfactory employment in my chosen profession without violating this Agreement, (d) these limitations are necessary to protect Confidential Information, and the goodwill of the Company, and (e) these limitations will apply even if I am transferred or demoted, or my job title, compensation, benefits and other terms and conditions of employment are reduced.

11. COMPENSATION

All compensation for services rendered to third parties during the term of my employment with the Company, including without limitation equity or equity-type payments, and consulting or advisory fees, will be paid to the Company unless otherwise unanimously approved by the Board of Directors of the Company in writing.

12. REPRESENTATIONS

I will execute any proper oath or verify any proper document required to carry out the terms of this Agreement. I represent and warrant that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I will not enter into, any oral or written agreement in conflict with this Agreement.

13. ARBITRATION AND EQUITABLE RELIEF

13.1 Arbitration. EXCEPT AS PROVIDED IN SECTION 13.4, ANY DISPUTE OR CONTROVERSY ARISING OUT OF, RELATING TO, OR CONCERNING ANY INTERPRETATION, CONSTRUCTION, PERFORMANCE, OR BREACH OF THIS AGREEMENT, WILL BE SETTLED BY

ARBITRATION TO BE HELD IN KING COUNTY, WASHINGTON, IN ACCORDANCE WITH THE EMPLOYMENT DISPUTE RESOLUTION RULES THEN IN EFFECT OF THE AMERICAN ARBITRATION ASSOCIATION (“RULES”). THE ARBITRATOR MAY GRANT INJUNCTIONS OR OTHER RELIEF IN A DISPUTE OR CONTROVERSY. THE DECISION OF THE ARBITRATOR WILL BE FINAL, CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION. JUDGMENT MAY BE ENTERED ON THE ARBITRATOR’S DECISION IN ANY COURT HAVING JURISDICTION. THE COMPANY WILL PAY ALL ARBITRATION FEES, EXCEPT AN AMOUNT EQUAL TO THE FILING FEES I WOULD HAVE PAID HAD I FILED A COMPLAINT IN A COURT OF LAW. THE COMPANY AND I WILL EACH SEPARATELY PAY OUR COUNSEL FEES AND EXPENSES.

13.2 Waiver of Right to Jury Trial. THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF MY RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF MY EMPLOYMENT RELATIONSHIP WITH THE COMPANY (EXCEPT AS PROVIDED IN SECTION 13.4 BELOW), INCLUDING, BUT NOT LIMITED TO, THE FOLLOWING CLAIMS:

(a) CLAIMS FOR WRONGFUL DISCHARGE OF EMPLOYMENT, BREACH OF CONTRACT, BOTH EXPRESS AND IMPLIED, BREACH OF THE COVENANT OF GOOD FAITH AND FAIR DEALING, BOTH EXPRESS AND IMPLIED, NEGLIGENT OR INTENTIONAL INFLICTION OF EMOTIONAL DISTRESS, NEGLIGENT OR INTENTIONAL MISREPRESENTATION, NEGLIGENT OR INTENTIONAL INTERFERENCE WITH CONTRACT OR PROSPECTIVE ECONOMIC ADVANTAGE, AND DEFAMATION;

(b) CLAIMS FOR VIOLATION OF ANY FEDERAL, STATE, OR MUNICIPAL STATUTE, INCLUDING, BUT NOT LIMITED TO, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE CIVIL RIGHTS ACT OF 1991, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE FAIR LABOR STANDARDS ACT, AND REVISED CODE OF WASHINGTON SECTION 49.60.010, ET SEQ.; AND

(c) CLAIMS ARISING OUT OF ANY OTHER LAWS AND REGULATIONS RELATING TO EMPLOYMENT OR EMPLOYMENT DISCRIMINATION.

NOTHING IN THIS AGREEMENT CONSTITUTES A WAIVER OF MY RIGHTS UNDER SECTION 7 OF THE NATIONAL LABOR RELATIONS ACT.

13.3 Remedy. EXCEPT AS PROVIDED BY THE RULES AND THIS AGREEMENT, ARBITRATION SHALL BE THE SOLE, EXCLUSIVE AND FINAL REMEDY FOR ANY DISPUTE BETWEEN ME AND THE COMPANY. ACCORDINGLY, EXCEPT AS PROVIDED FOR BY THE RULES AND THIS AGREEMENT, NEITHER I NOR THE COMPANY WILL BE PERMITTED TO PURSUE COURT ACTION REGARDING CLAIMS THAT ARE SUBJECT TO ARBITRATION. NOTWITHSTANDING, THE ARBITRATOR WILL NOT HAVE THE AUTHORITY TO DISREGARD OR REFUSE TO ENFORCE ANY LAWFUL COMPANY POLICY, AND THE ARBITRATOR SHALL NOT ORDER OR REQUIRE THE COMPANY TO ADOPT A POLICY NOT OTHERWISE REQUIRED BY LAW. NOTHING IN THIS AGREEMENT OR IN THIS PROVISION IS INTENDED TO WAIVE THE PROVISIONAL RELIEF REMEDIES AVAILABLE UNDER THE RULES.

13.4 Equitable Remedies. THE COMPANY OR I MAY APPLY TO ANY COURT OF COMPETENT JURISDICTION FOR A TEMPORARY RESTRAINING ORDER, PRELIMINARY INJUNCTION, OR OTHER INTERIM OR CONSERVATORY RELIEF, AS NECESSARY, WITHOUT BREACH OF THIS AGREEMENT AND WITHOUT ABRIDGEMENT OF THE POWERS OF THE ARBITRATOR.

13.5 Administrative Relief. I UNDERSTAND THAT THIS AGREEMENT DOES NOT PROHIBIT ME FROM PURSUING AN ADMINISTRATIVE CLAIM WITH A LOCAL, STATE OR FEDERAL ADMINISTRATIVE BODY SUCH AS THE DEPARTMENT OF FAIR EMPLOYMENT AND HOUSING, THE EQUAL EMPLOYMENT OPPORTUNITY COMMISSION OR THE WORKERS’ COMPENSATION BOARD. THIS AGREEMENT DOES, HOWEVER, PRECLUDE ME FROM PURSUING COURT ACTION REGARDING ANY SUCH CLAIM.

13.6 Consideration. I UNDERSTAND THAT EACH PARTY’S PROMISE TO RESOLVE CLAIMS BY ARBITRATION IN ACCORDANCE WITH THE PROVISIONS OF THIS AGREEMENT, RATHER THAN THROUGH THE COURTS, IS CONSIDERATION FOR THE OTHER PARTY’S LIKE PROMISE. I FURTHER UNDERSTAND THAT I AM OFFERED EMPLOYMENT IN CONSIDERATION OF MY PROMISE TO ARBITRATE CLAIMS.

13.7 Voluntary Nature of Agreement. I ACKNOWLEDGE THAT I AM EXECUTING THIS AGREEMENT VOLUNTARILY AND WITHOUT ANY DURESS OR UNDUE INFLUENCE BY THE COMPANY OR ANYONE ELSE. I FURTHER ACKNOWLEDGE AND AGREE THAT I HAVE CAREFULLY READ THIS AGREEMENT AND THAT I HAVE ASKED ANY QUESTIONS NEEDED FOR ME TO UNDERSTAND THE TERMS, CONSEQUENCES AND BINDING EFFECT OF THIS AGREEMENT AND FULLY UNDERSTAND IT, INCLUDING WITHOUT LIMITATION THAT I AM WAIVING MY RIGHT TO A JURY TRIAL. FINALLY, I ACKNOWLEDGE THAT I HAVE BEEN PROVIDED AN OPPORTUNITY TO SEEK THE ADVICE OF AN ATTORNEY OF MY CHOICE BEFORE SIGNING THIS AGREEMENT.

14. GENERAL PROVISIONS

14.1 Governing Law and Consent to Personal Jurisdiction. The internal laws of the state of Washington, but not the choice of law rules of the state of Washington, govern this Agreement. I expressly consent to the personal jurisdiction of the state and federal courts located in King County, Washington, for any lawsuit filed there against me by the Company arising from or relating to this Agreement.

14.2 Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter of this Agreement. This Agreement supersedes all prior or contemporaneous discussions between us. No modification of this Agreement or amendment to it, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, obligations, rights, salary, or compensation will not affect the validity or scope of this Agreement.

14.3 Severability. If one or more of the provisions in this Agreement is deemed void by law, then the remaining provisions will continue in full force and effect.

14.4 Successors and Assigns. This Agreement will be binding upon my heirs, executors, assigns, administrators, and other legal representatives and will be for the benefit of the Company, its successors, and its assigns. The Company may assign this Agreement to a successor to all or part of its business or assets without restriction. I may not assign this Agreement to any third party. Any assignment that is not permitted under this Section 14.4 above will be null and void. There are no intended third party beneficiaries to this Agreement except as expressly stated.

14.5 Headings. Headings are used in this Agreement for reference only and will not be considered when interpreting this Agreement.

14.6 Waiver. Waiver by the Company of a breach of any provision of this Agreement will not operate as a waiver of any other or subsequent breach.

14.7 Survivorship. The rights and obligations of the parties will survive termination of my employment with the Company.

14.8 Signatures. This Agreement may be signed in two counterparts, each of which shall be deemed an original, with the same force and effectiveness as though executed in a single document.

14.9 I ACKNOWLEDGE THAT I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL AND THAT I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS WHICH IT IMPOSES UPON ME WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT.

SANA BIOTECHNOLOGY, INC.		EMPLOYEE

By:	/s/ Robin Andrulevich	/s/ Nathan Hardy
Title:	Chief People Officer	Print Name: Nathan Hardy
Date:	October 8, 2018	Date: September 27, 2018